Exhibit 5

1555 Palm Beach Lakes Boulevard, Suite 310 West Palm Beach, FL 33401-2327 Tel: (561) 689-4441 Fax: (561) 478-1817 www.harriscramer.com

March 23, 2005

SFBC International, Inc.

11190 Biscayne Boulevard

Miami, Florida  33181

Attention: Dr. Lisa Krinsky, President

Re:

SFBC International, Inc. / Form S-8

Dear Dr. Krinsky:

You have advised us that SFBC International, Inc. (the “Company”) is filing with the Securities and Exchange Commission a Registration Statement on Form S-8 (the “Registration Statement”) with respect to 1,062,447 shares of common stock, $.001 par value per share, issuable under the Company’s 2004 Acquisition Stock Option Plan.

In connection with the filing of this Registration Statement, you have requested us to furnish you with our opinion as to the legality of (i) such of the Company’s shares as are presently outstanding; and (ii) such securities as shall be offered by the Company itself pursuant to the Prospectus which is part of the Registration Statement.

You have advised us that as of March 21, 2005, the Company’s authorized capital consists of 40,000,000 shares of common stock, $.001 par value, of which 18,277,692 shares are issued and outstanding, and 5,000,000 shares of preferred stock, $.10 par value, of which no shares are issued or outstanding.  You have further advised us that the Company has received valid consideration for the issuance of these shares.

After having examined the Company’s certificate of incorporation, as amended, bylaws, minutes and the 2004 Acquisition Stock Option Plan (the “Plan”), and the financial statements incorporated by reference into the Registration Statement, we are of the opinion that the issued and outstanding shares of common stock are, and the unissued securities to be offered by the Company itself pursuant to the Registration Statement will be, when offered and sold as provided in the Plan,  fully paid and non-assessable, duly authorized and validly issued.

Very truly yours,

/s/ HARRIS CRAMER LLP

Harris Cramer LLP